Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.goHastings.com

Hastings Entertainment, Inc. Reports Results for the Third Quarter of Fiscal 2012

•	Reduced third quarter pre-tax loss by $1.4 million, or 15.1%, as compared to the third quarter of fiscal year 2011.

•	Reduced pre-tax loss by $3.5 million, or 25.2%, for the nine months ending October 31, 2012, as compared to nine months ending October 31, 2011.

•	Positive Free Cash Flow of $7.2 million for the nine months ending October 31, 2012 compared to negative $25.6 million for the nine months ending October 31, 2011.

•	Debt reduced by $9.8 million from the beginning of fiscal year 2012.

AMARILLO, Texas, November 19, 2012—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and nine months ended October 31, 2012. Net loss was approximately $8.0 million, or $0.98 per diluted share, for the three months ended October 31, 2012 compared to a net loss of approximately $5.5 million, or $0.65 per diluted share, for the three months ended October 31, 2011. Net loss was approximately $10.5 million, or $1.28 per diluted share, for the nine months ended October 31, 2012 compared to net loss of $9.2 million, or $1.07 per diluted share, for the nine months ended October 31, 2011.

Fiscal year 2011 net loss numbers included tax benefits of $3.9 million for the three months ended October 31, 2011 and $4.7 million for the nine months ended October 31, 2011. There were no tax benefits for the current quarter and current year to date due to the valuation allowance that was established in the fourth quarter of fiscal 2011. For further details on the valuation allowance, see the comment on income tax expense in the section covering financial results for the nine months ended October 31, 2012. Pre-tax loss decreased approximately $1.4 million to $8.0 million for the three months ended October 31, 2012, compared to a pre-tax loss of $9.4 million for the three months ended October 31, 2011. Pre-tax loss decreased approximately $3.5 million to $10.4 million for the nine months ended October 31, 2012, compared to a pre-tax loss of $13.9 million for the nine months ended October 31, 2011.

Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.

“Our revenues continue to be impacted by the increasing popularity of digital delivery, rental kiosks and subscription-based services. We also saw a significant negative impact on rental revenues during the early part of the current third quarter due to the Olympic Games. Additionally, the November elections negatively impacted fall revenues,” said John Marmaduke, Chief Executive Officer and Chairman. “In spite of lower revenues, we continue to reduce pre-tax losses which were $1.4 million less than last year for the third quarter and $3.5 million, or 25%, lower for the nine months ended October 31, 2012 when compared to the prior year.

“As of the end of the third quarter, we have introduced our new product categories in forty-four stores. These categories include consumer electronics, sports, exercise, vinyl and tablets and resulted in increases in comparable revenues of 16.7% and 11.9% for the quarter and nine months, respectively, in our Electronics Department. By the end of the year we will have added these products in sixty-seven stores and look forward to a full year’s performance, as well as continued expansion in the remaining stores.

“With respect to games, the industry as a whole continues to struggle and is down significantly due to a lack of new game platforms and game releases.

“Call of Duty-Black Ops 2, which launched midnight, November 5th is performing well for us and we expect that it will be the largest entertainment title for the year. Halo 4 is also performing well and Assassins Creed 3 is exceeding our expectations. We expect sales for these three titles will continue to be strong throughout the holiday season. Additionally, we expect the launch of Wii U will drive game revenues for the holiday season.

“We continue to improve margin rates, improve store execution and reduce SG&A expenses. Finally, by managing working capital, we were able to reduce debt by $9.8 million during the first nine months of our current fiscal year.”

Financial Results for the Third Quarter of Fiscal Year 2012

Revenues. Total revenues for the third quarter decreased approximately $7.3 million, or 6.7%, to $101.3 million compared to $108.6 million for the third quarter of fiscal 2011. As of October 31, 2012, we operated six fewer Hastings superstores, as compared to October 31, 2011. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended October 31,
	2012		2011		Decrease
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$87,908	86.8%	$92,638	85.3%	$(4,730)	-5.1%
Rental Revenue	13,325	13.1%	15,841	14.6%	(2,516)	-15.9%
Gift Card Breakage Revenue	87	0.1%	145	0.1%	(58)	-40.0%

Total Revenues	$101,320	100.0%	$108,624	100.0%	$(7,304)	-6.7%

Comparable-store revenues (“Comp”)

Total	-4.7%
Merchandise	-3.1%
Rental	-13.7%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended October 31,
	2012	2011
Electronics	16.7%	3.6%
Hardback Café	15.2%	6.7%
Trends	6.6%	11.1%
Consumables	1.2%	-6.6%
Movies	0.4%	-3.4%
Books	-1.4%	-4.5%
Music	-14.1%	-2.6%
Video Games	-20.8%	-9.4%

Electronics Comps increased 16.7% for the quarter primarily due to increased sales in electronics hardware items, such as refurbished DVD players, tablet accessories and musical instrument accessories. Hardback Café Comps increased 15.2% for the quarter primarily due to increased sales of blended, iced and hot specialty café drinks. Trends Comps increased 6.6% for the quarter primarily due to increased sales of boutique apparel, comics and recreational sporting equipment. Consumables Comps increased 1.2% for the quarter primarily due to increased sales of popcorn and candies. Movie Comps increased 0.4% for the quarter primarily due to increased sales of Blu-ray movies and DVD boxed-sets, partially offset by a decrease in previously viewed films. Book Comps decreased 1.4% for the quarter primarily due to book signings and promotional events taking place during the same quarter of the prior fiscal year, partially offset by continued strong sales of the 50 Shades series. Book Comps, excluding Nextbook sales, digital books and accessories decreased 2.4% for the quarter. Music Comps decreased 14.1% primarily due to lower sales of new CDs and the increasing popularity of digital delivery. Video Game Comps decreased 20.8% during the quarter, primarily due to a weaker release schedule and lower sales of video game consoles. Video game hardware sales have decreased during the period due to anticipation of the new WiiU system being released by Nintendo in November 2012 and the likelihood of other consoles being released in 2013.

Rental Comps decreased 13.7% for the third quarter, primarily resulting from fewer rentals of DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Movie Comps decreased 11.4% for the quarter primarily due to competition from rental kiosks and subscription-based rental services and a significant negative impact on rentals from the Olympic Games during the early part of the quarter. Rental Video Game Comps decreased 30.4% due to a weak release schedule and low demand in anticipation of new game platform releases.

Gross Profit – Merchandise. For the third quarter, total merchandise gross profit dollars decreased approximately $0.2 million, or 0.7%, to $27.3 million from $27.5 million for the same period in the prior year, primarily due to a decrease in revenue, partially offset by increased margin rates. As a percentage of total merchandise revenue, merchandise gross profit increased to 31.1% for the quarter compared to 29.6% for the same period in the prior year, resulting primarily from a continued shift in mix of revenues by category and lower shrink expense.

Gross Profit – Rental. For the third quarter, total rental gross profit dollars decreased approximately $0.7 million, or 7.4%, to $8.8 million from $9.5 million for the same period in the prior year, primarily due to a decrease in revenue, partially offset by increased margin rates. As a percentage of total rental revenue, rental gross profit increased to 66.4% for the quarter compared to 60.2% for the same period in the prior year, primarily due to a significant reduction in rental asset purchases based on lower anticipated rental revenues which, in turn, resulted in lower depreciation.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 43.4% for the third quarter compared to 42.5% for the same period in the prior year due to deleveraging resulting from lower revenues. SG&A decreased approximately $2.2 million during the quarter, or 4.8%, to $44.0 million compared to $46.2 million for the same quarter last year. The decrease results primarily from a decrease of $1.2 million in store labor costs, a $1.1 million decrease in occupancy costs, including depreciation, and a $0.6 million decrease in store advertising expense, partially offset by a $0.8 million increase in estimated bonuses under our corporate officer and management bonus incentive programs, resulting from the fact that minimal bonuses were estimated during the third quarter of 2011. The decrease in occupancy expense and, to a certain extent, the decrease in store labor costs, are primarily a result of operating six fewer superstores this quarter compared to the same quarter in the prior year.

Interest Expense. For the third quarter, interest expense decreased $0.1 million to $0.3 million compared to $0.4 million for the same quarter last year, primarily due to lower average debt levels during the current quarter. The average rate of interest charged for the third quarter decreased to 2.5% compared to 2.7% for the same period in the prior year.

Income Tax Expense. The effective tax rate for the third quarter was -0.5% primarily due to Texas state income tax, which is based primarily on gross margin. For further details, see the Income Tax Expense notes in the section covering Financial Results for the Nine Months Ended October 31, 2012.

Financial Results for the Nine Months Ended October 31, 2012

Revenues. Total revenues for the nine months ended October 31, 2012 decreased approximately $22.4 million, or 6.5%, to $320.9 million compared to $343.3 million for the nine months ended October 31, 2011. The following is a summary of our revenues results (dollars in thousands):

	Nine Months Ended October 31,
	2012		2011		Decrease
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$276,741	86.2%	$289,929	84.5%	$(13,188)	-4.5%
Rental Revenue	44,238	13.8%	52,792	15.4%	(8,554)	-16.2%
Gift Card Breakage Revenue	(119)	0.0%	575	0.1%	(694)	NM

Total Revenues	$320,860	100.0%	$343,296	100.0%	$(22,436)	-6.5%

Comparable-store revenues (“Comp”)

Total	-5.1%
Merchandise	-3.5%
Rental	-14.0%

Below is a summary of the Comp results for our major merchandise categories:

	Nine Months Ended October 31,
	2012	2011
Electronics	11.9%	1.8%
Hardback Café	10.9%	5.1%
Trends	9.7%	10.9%
Consumables	2.6%	-7.3%
Books	-0.3%	-7.8%
Movies	-1.5%	-7.1%
Music	-12.0%	-2.3%
Video Games	-21.8%	-3.6%

Electronics Comps increased 11.9% for the period primarily due to increased sales in electronics accessories, such as headphones, wireless phone accessories, tablet and iPhone accessories. Hardback Café Comps increased 10.9% for the period primarily due to increased sales of blended, iced and hot specialty café drinks. Trends Comps increased 9.7% for the period primarily due to increased sales of boutique apparel, comics and recreational sporting equipment. Consumables Comps increased 2.6% for the period primarily due to increased sales of licensed novelty candy items and soft drinks. Book Comps decreased 0.3% for the period primarily due to book signings and promotional events taking place during the same period of the prior fiscal year, partially offset by continued strong sales of the 50 Shades series. Book Comps, excluding Nextbook sales, digital books and accessories decreased 1.6% for the period. Movie Comps decreased 1.5% for the period primarily due to decreased sales in previously viewed films. Music Comps decreased 12.0% primarily due to lower sales of new CDs and the increasing popularity of digital delivery. According to Nielsen SoundScan numbers for the first nine calendar months of 2012, physical unit sales of the CD album format were down 14.5% while unit sales of the digital album format were up 15.3%. Our physical unit sales of CDs continue to outperform the industry, as they were only down 10.0% for the nine months ended October 31, 2012. Video Game Comps decreased 21.8% during the period, primarily due to lower sales of new and used video games and lower sales of video game consoles. Video game hardware sales have decreased during the period due to anticipation of the new WiiU system being released by Nintendo in November 2012 and the likelihood of other consoles being released in 2013.

Rental Comps decreased 14.0% during the period primarily due to fewer rentals of movies and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Movie Comps decreased 11.6% primarily due to competition from rental kiosks and subscription-based services and a significant negative impact on rentals from the Olympic Games during the period. Rental Video Game Comps decreased 28.9% primarily due to a weak release schedule and low demand in anticipation of new game platform releases.

Gross Profit – Merchandise. For the current nine months, total merchandise gross profit dollars increased approximately $0.9 million, or 1.0%, to $89.6 million from $88.7 million for the same period in the prior year, primarily due to an increase in margin rates, partially offset by a decrease in revenues. As a percentage of total merchandise revenue, merchandise gross profit increased to 32.4% for the current nine months, compared to 30.6% for the same period in the prior year, primarily due to a shift in mix of revenues by category and lower shrink expenses, partially offset by an increase in freight expense.

Gross Profit – Rental. For the current nine months, total rental gross profit dollars decreased approximately $3.1 million, or 9.6%, to $29.2 million from $32.3 million for the same period in the prior year primarily due to a decrease in revenue, partially offset by an increase in margin rates. As a percentage of total rental revenue, rental gross profit increased to 66.0% for the current nine month period compared to 61.2% for the same period in the prior year, primarily as a result of lower depreciation and shrink expense.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 40.0% for the current nine months compared to 39.2% for the same period in the prior year primarily due to deleveraging resulting from lower revenues. SG&A decreased approximately $6.3 million, or 4.7%, to $128.3 million compared to $134.6 million for the same period last year. The main drivers of the decrease in SG&A included a $4.0 million decrease in store labor costs, a $2.4 million decrease in occupancy costs, including depreciation, and a $0.8 million decrease in advertising expense, partially offset by a $1.9 million increase in earned and estimated bonuses under our corporate officer and management bonus incentive programs, resulting from the fact that minimal bonuses were earned and estimated during the same period of 2011. The decrease in occupancy expense and, to a certain extent, the decrease in store labor costs, are primarily a result of operating six fewer superstores during the first nine months of fiscal year 2012 compared to the same period in the prior year.

Interest Expense. For the current nine months, interest expense remained consistent at $0.9 million for the current nine month compared to the same period in the prior year. The average rate of interest charged for the current nine months decreased to 2.5% compared to 2.6% for the same period in the prior year.

Income Tax Expense. The effective tax rate for the first nine months of fiscal 2012 was -1.7% primarily due to Texas state income tax, which is based primarily on gross margin. During the fourth quarter of fiscal 2011, we established a valuation allowance. A valuation allowance is required if it is more likely than not that a deferred tax asset will not be realized. In assessing the need for a valuation allowance, we considered all available positive and negative evidence, including our ability to carry back operating losses to prior periods, projected future taxable income, tax planning strategies and the reversal of deferred tax liabilities. Based on this analysis, we determined that it was more likely than not that our deferred tax assets will not be realized and continue to believe that it is more likely than not that these assets will not be realized. As such, we evaluated and increased the valuation allowance to approximately $11.5 million at October 31, 2012. Our effective rate is significantly lower than statutory rates due to the valuation allowance. We will reassess the valuation quarterly, and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

Stock Repurchases

On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. As of April 30, 2011, the Board of Directors had approved increases in the program totaling $32.5 million. During the third quarter of fiscal 2012, we purchased a total of 73,000 shares of common stock at a cost of $143,692, or $1.97 per share. As of October 31, 2012, a total of 5,509,449 shares had been repurchased under the program at a cost of approximately $31.6 million, for an average cost of approximately $5.73 per share. As of October 31, 2012 a total of $5.9 million remained available under the stock repurchase program.

Store Activity

Since September 11, 2012, which was the last date we reported store activity, we have not had any store openings or closings.

Safe Harbor Statement

This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 137 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, with locations in Amarillo, Texas and Lubbock, Texas, and TRADESMART, in Littleton, Colorado.

We operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets

(Dollars in thousands)

	October 31,	October 31,	January 31,
	2012	2011	2012
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,455	$5,092	$4,172
Merchandise inventories, net	166,941	181,996	151,366
Deferred income taxes	—	6,655	—
Prepaid expenses and other current assets	9,720	15,017	15,229

Total current assets	180,116	208,760	170,767
Rental assets, net	12,314	14,143	12,634
Property and equipment, net	34,450	41,443	39,449
Deferred income taxes	—	1,186	—
Intangible assets, net	244	391	244
Other assets	2,222	2,241	2,380

Total assets	$229,346	$268,164	$225,474

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$74,510	$85,364	$51,268
Accrued expenses and other current liabilities	27,431	26,332	26,150

Total current liabilities	101,941	111,696	77,418
Long-term debt, excluding current maturities	43,513	54,942	53,279
Deferred income taxes	47	—	42
Other liabilities	8,052	6,788	8,677
Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,658	37,028	36,231
Retained earnings	60,488	79,424	71,010
Accumulated other comprehensive income	194	97	118
Treasury stock, at cost	(21,666)	(21,930)	(21,420)

Total shareholders’ equity	75,793	94,738	86,058

Total liabilities and shareholders’ equity	$229,346	$268,164	$225,474

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Nine months ended
	October 31,		October 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$87,908	$92,638	$276,741	$289,929
Rental revenue	13,325	15,841	44,238	52,792
Gift card breakage revenue	87	145	(119)	575

Total revenues	101,320	108,624	320,860	343,296
Merchandise cost of revenue	60,571	65,177	187,150	201,186
Rental cost of revenue	4,482	6,299	15,035	20,470

Total cost of revenues	65,053	71,476	202,185	221,656

Gross profit	36,267	37,148	118,675	121,640
Selling, general and administrative expenses	43,957	46,180	128,282	134,607
Pre-opening expenses	—	30	—	242

Operating loss	(7,690)	(9,062)	(9,607)	(13,209)
Other income (expense):
Interest expense, net	(301)	(405)	(871)	(894)
Other, net	34	93	129	230

Loss before income taxes	(7,957)	(9,374)	(10,349)	(13,873)
Income tax expense (benefit)	42	(3,851)	174	(4,708)

Net loss	$(7,999)	$(5,523)	$(10,523)	$(9,165)

Basic loss per share	$(0.98)	$(0.65)	$(1.28)	$(1.07)

Diluted loss per share	$(0.98)	$(0.65)	$(1.28)	$(1.07)

Weighted-average common shares outstanding:
Basic	8,165	8,508	8,214	8,605
Dilutive effect of stock awards	—	—	—	—

Diluted	8,165	8,508	8,214	8,605

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Nine Months Ended October 31,
	2012	2011
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(10,523)	$(9,165)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Rental asset depreciation expense	4,466	8,422
Purchases of rental assets	(8,350)	(18,277)
Property and equipment depreciation expense	11,374	12,803
Deferred income taxes	5	(158)
Loss on rental assets lost, stolen and defective	605	1,069
Loss on disposal of other assets	182	218
Non-cash stock-based compensation	539	759
Changes in operating assets and liabilities:
Merchandise inventories, net	(11,977)	(27,586)
Prepaid expenses and other current assets	5,509	(3,275)
Trade accounts payable	21,034	21,789
Accrued expenses and other current liabilities	1,282	223
Excess tax benefit from stock-based compensation	—	(15)
Other assets and liabilities, net	(392)	458

Net cash provided by (used in) operating activities	13,754	(12,735)

Cash flows from investing activities:
Purchases of property and equipment	(6,557)	(12,878)

Net cash used in investing activities	(6,557)	(12,878)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	(9,766)	23,176
Purchase of treasury stock	(357)	(1,624)
Change in cash overdraft	2,209	3,020
Deferred financing costs paid	—	(68)
Proceeds from exercise of stock options	—	37
Excess tax benefit from stock-based compensation	—	15

Net cash provided by (used in) financing activities	(7,914)	24,556

Net decrease in cash	(717)	(1,057)
Cash at beginning of period	4,172	6,149

Cash at end of period	$3,455	$5,092

Balance Sheet and Other Ratios ( A )

(Dollars in thousands, except per share amounts)

	October 31, 2012	October 31, 2011
Merchandise inventories, net	$166,941	$181,996
Inventory turns, trailing 12 months (B)	1.84	1.89
Long-term debt	$43,513	$54,942
Long-term debt to total capitalization (C)	36.5%	36.7%
Book value (D)	$75,793	$94,738
Book value per share (E)	$9.23	$11.01

	Three Months Ended October 31,		Nine Months Ended October 31,
	2012	2011	2012	2011
Comparable-store revenues (F):
Total	-4.7%	-4.4%	-5.1%	-5.3%
Merchandise	-3.1%	-2.9%	-3.5%	-4.2%
Rental	-13.7%	-11.8%	-14.0%	-10.8%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.
(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.
(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).
(D)	Defined as total shareholders’ equity.
(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the nine months ended October 31, 2012 and 2011, respectively.
(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the internet and gift card breakage revenues are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

Use of Non-GAAP Financial Measures

The Company is providing free cash flow, EBITDA and adjusted EBITDA as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, and its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities that management does not believe are reflective of such ordinary, ongoing and customary activities.

The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Free Cash Flow

Management defines free cash flow as net cash provided by operating activities for the period less purchases of property, equipment and improvements during the period. Purchases of property, equipment and improvements during the period are netted with any proceeds received from insurance on casualty loss that are directly related to the reinvestment of new capital expenditures. The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure (in thousands):

	Nine months ended October 31,
	2012	2011
Net cash provided by (used in) operating activities	$13,754	$(12,735)
Purchase of property, equipment and improvements, net	(6,557)	(12,878)

Free cash flow	$7,197	$(25,613)

EBITDA and Adjusted EBITDA

EBITDA is defined as net income (loss) before interest expense (net), income tax expense (benefit), property and equipment depreciation expense and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue, stock-based compensation expense and abandoned lease expense. The following table reconciles net income (loss), a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended October 31,		Nine months ended October 31,
	2012	2011	2012	2011
Net loss	$(7,999)	$(5,523)	$(10,523)	$(9,165)
Adjusted for
Interest expense, net	301	405	871	894
Income tax expense (benefit)	42	(3,851)	174	(4,708)
Property and equipment depreciation expense	3,667	4,129	11,374	12,803

EBITDA	(3,989)	(4,840)	1,896	(176)
Gift card breakage revenue	(87)	(145)	119	(575)
Non-cash stock-based compensation	168	120	539	759
Abandoned lease expense	60	—	163	—

Adjusted EBITDA	$(3,848)	$(4,865)	$2,717	$8